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Exhibit 10.44

MAY 25, 1989

MARRIOTT-TCBY JOINT VENTURE AGREEMENT

        THIS AGREEMENT is made and entered into effective as of June 1, 1989, by and between TCBY ENTERPRISES, INC., a Delaware corporation with its principal office at 1100 TCBY Tower, 425 West Capitol Avenue, Little Rock, Arkansas 72201 and TCBY SYSTEMS, INC., an Arkansas corporation with its principal office at 1100 TCBY Tower, 425 West Capitol Avenue, Little Rock, AR 72201 (collectively the "COMPANY") and Marriott Corporation, a Delaware corporation with its principal office at Marriott Drive, Washington, DC 20058 ("MARRIOTT").

1.    PREAMBLES

        The COMPANY franchises and operates certain specialty retail stores, known as "TCBY" stores, selling and serving frozen yogurt and other food and beverage items for carry-out and on-premises consumption. Such stores are operated under certain trademarks, service marks, logos and other commercial symbols, including, without, limitation, "TCBY" THE COUNTRY'S BEST YOGURT (collectively the "Marks"), and pursuant to certain confidential information and trade secrets. Such stores are operated with uniform formats, designs, systems, methods, specifications, standards and procedures, all of which may be improved, further developed or otherwise modified from time to time by the COMPANY.

        MARRIOTT, through its various divisions and subsidiaries, is an established provider of food services in its own branded concept restaurants, as a licensee operator of other branded concept restaurants, and as a concession operator under contract at certain governmental, quasi-governmental, or other "captive audience" locations throughout North America.

        MARRIOTT wishes to operate "TCBY" stores ("STORES", or a "STORE", as appropriate) at certain airport and limited access toll road system locations in North America ("SITES"), and the COMPANY acknowledges that certain of those SITES are not otherwise available to the COMPANY to develop, for itself or through franchisees. For this reason the parties agree to jointly develop STORES upon the terms and conditions herein set forth.

        MARRIOTT also wishes to operate "TCBY" pushcarts and vending carts (herein collectively "CARTS") at certain SITES as approved by the COMPANY, which CARTS shall be operated in conjunction with STORES to be developed upon the terms and conditions herein set forth. The CARTS shall be suitable for selling "TCBY" frozen yogurt either in its hard-pack, frozen form or soft-serve form, as the parties determine.

        MARRIOTT may wish to operate STORES at other locations not specifically identified in this Agreement as a SITE, in which event MARRIOTT shall suggest such locations, on a case-by-case basis, to the COMPANY. The COMPANY shall review proposals from MARRIOTT concerning such locations, and the COMPANY reserves the right to decline for any reason whatsoever to grant rights to MARRIOTT to operate a STORE at any such location.

2.    DEVELOPMENT RIGHTS

        A.    AIRPORT LOCATIONS

        MARRIOTT, during the term of this Agreement, shall have the exclusive right to operate STORES and CARTS, and to bid or offer to operate STORES and CARTS, and to sell such products that are approved by the COMPANY for sale in any TCBY frozen yogurt store in STORES and from CARTS in all commercial airports in North America except for STORES or CARTS located or to be located in:

  (1)
  the Atlanta Hartsfield Airport (which is acknowledged by MARRIOTT not to be available to MARRIOTT until the expiration of the current TCBY franchisee's agreement with the COMPANY, which shall end no later than December 31, 1995);

  (2)
  one location in the Minneapolis, Minnesota, Airport currently operated by a TCBY franchisee pursuant to a franchise agreement and a sublease agreement with a MARRIOTT subsidiary, which agreements shall be respected and not breached by the COMPANY and MARRIOTT respectively;

  (3)
  Little Rock, Arkansas, Adams Field;

  (4)
  those airports having less than an average of one million (1,000,000) enplaned passengers for each of the three immediately preceding years as reported by the applicable airport authority or the Federal Aviation Administration, for which MARRIOTT shall have a right of first refusal to offer to operate STORES and CARTS and otherwise sell "TCBY" brand frozen yogurt products, which right shall be activated upon execution of this Agreement and shall not lapse with respect to any SITE described hereinabove until thirty (30) days after receipt of written notice by MARRIOTT from the COMPANY without MARRIOTT's having committed to develop promptly and diligently, or in good faith to bid or offer to operate in the case development of a STORE is subject to the award of a contract, a STORE at the specific commercial airport identified in the COMPANY's notice (whereupon this Agreement shall not apply to such location);

  (5)
  any commercial airport SITE otherwise satisfactory to the COMPANY for operation of a STORE made available to the COMPANY under conditions which MARRIOTT would be ineligible to accept, which SITE shall then be excluded from the exclusive rights of MARRIOTT herein described provided such STORE is operated by virtue of a direct contract with the applicable governmental or quasi-governmental authority having jurisdiction over such SITE and not by virtue of a sub-contract or sublease with a concession operating company which competes with MARRIOTT in operating and bidding upon airport concessions; and

  (6)
  those airport locations falling within the boundaries of exclusive territories as set forth in Area Development Agreements heretofore granted by the COMPANY to developers, provided

  (a)
  the COMPANY henceforth and throughout the term of this Agreement shall refrain from granting any similar right; and

  (b)
  the COMPANY undertakes to use its reasonable best efforts and in good faith to negotiate with those developers holding such exclusive rights for purposes of allowing MARRIOTT, pursuant to this Agreement, to operate STORES in commercial airport locations to be located in such markets, although the parties agree that the COMPANY shall have no duty whatsoever to obtain such permission or successfully conclude such negotiations.

        As of the date of this Agreement, MARRIOTT has furnished the COMPANY with a list of airports it presently has under contract (attached hereto and labeled Exhibit A), and out of that list the COMPANY has previously granted development rights of the type mentioned above, for the following: Anchorage, Cleveland, Columbus, Indianapolis, Phoenix, and Toledo.

        On the first anniversary of the date of this Agreement MARRIOTT shall operate a minimum of ten (10) STORES at airport SITES. On the second anniversary of the date of this Agreement MARRIOTT shall operate a minimum of twenty-five (25) STORES at airport SITES. On the third anniversary of the date of this Agreement MARRIOTT shall operate a minimum of fifty (50) STORES at airport SITES. On the first and second anniversary of this Agreement, the minimum numbers of open STORES set forth in this paragraph shall be maintained by MARRIOTT and continuously in effect until the next succeeding anniversary of this Agreement, and from the date of the third anniversary of this Agreement until its termination, at least fifty (50) STORES shall be operated by MARRIOTT at airport SITES in order for the exclusive rights granted in this section 2 A to continue in effect. In the event the minimum numbers of STORES are not maintained during their respective years as set forth above, MARRIOTT shall nevertheless have the non-exclusive right to operate STORES and CARTS at airport SITES in accordance with the terms and conditions of this Agreement, but the COMPANY also shall be free to pursue other development opportunities for STORES and CARTS at such locations.

        B.    CERTAIN TURNPIKE LOCATIONS

        MARRIOTT, during the term of this Agreement, shall have the exclusive right to operate STORES and CARTS, and to bid or offer to operate STORES and CARTS, and to sell products customarily offered in STORES and from CARTS, in all travel plaza locations and similar SITES in North America which are located within limited access toll road systems of the kind and character as set forth in Exhibit B, attached, provided:

  (1)
  any turnpike location SITE otherwise satisfactory to the COMPANY for operation of a STORE made available to the COMPANY under conditions which MARRIOTT would be ineligible to accept shall then be excluded from the exclusive rights of MARRIOTT herein described provided such STORE is operated by virtue of a direct contract with the applicable governmental or quasi-governmental authority having jurisdiction over such SITE and not by virtue of a sub-contract or sublease with a concession operating company which directly competes with MARRIOTT; and

  (2)
  those turnpike locations falling within the boundaries of exclusive territories as set forth in Area Development Agreements heretofore granted by the COMPANY to developers shall also be excluded, provided

  (a)
  the COMPANY henceforth and throughout the term of this Agreement shall refrain from granting any similar rights; and

  (b)
  the COMPANY undertakes to negotiate with those developers holding such exclusive rights for purposes of allowing MARRIOTT, pursuant to this Agreement, to operate STORES in turnpike locations to be located in such markets, although the parties agree that the COMPANY shall have no duty whatsoever to obtain such permission or successfully conclude such negotiations.

        On the first anniversary of the date of this Agreement MARRIOTT shall operate a minimum of five (5) STORES at turnpike location SITES. On the second anniversary of the date of this Agreement MARRIOTT shall operate a minimum of eleven (11) STORES at turnpike location SITES. On the third anniversary of the date of this Agreement MARRIOTT shall operate a minimum of eighteen (18) STORES at turnpike location SITES. On the fourth anniversary of the date of this Agreement MARRIOTT shall operate a minimum of twenty-five (25) STORES at turnpike location SITES. On the first and second and third anniversary of this Agreement, the minimum numbers of open STORES set forth in this paragraph shall be maintained by MARRIOTT and continuously in effect until the next succeeding anniversary of this Agreement, and from the date of the fourth anniversary of this Agreement until its termination, at least twenty-five (25) STORES shall be operated by MARRIOTT at turnpike location SITES in order for the exclusive rights granted in this section 2 B to continue in effect. In the event the minimum numbers of STORES are not maintained during their respective years as set forth above, MARRIOTT shall nevertheless have the non-exclusive right to operate STORES and CARTS at turnpike location SITES in accordance with the terms and conditions of this Agreement, but the COMPANY also shall be free to pursue other development opportunities for STORES and CARTS at such locations.

        C.    OTHER LOCATIONS

        From time to time MARRIOTT may identify locations at which it proposes to operate STORES and present such to the COMPANY for its consideration hereunder. Notwithstanding other provisions of this Agreement, in such cases no development of a STORE at such location shall commence without the COMPANY's prior written permission, which may be withheld for any reason whatsoever.

        D.    LOCATION APPROVAL

        Any airport or turnpike SITE located at those locations set forth in Exhibits A or B, or other airport or turnpike locations, shall be presumed to be accepted by the COMPANY as being suitable for the development of a STORE pursuant to the terms and conditions of this Agreement. MARRIOTT shall give the COMPANY a minimum of ten (10) business days notice of its intent to develop a STORE at any such SITE, and during such notice period the COMPANY may, for good and valid business reasons, advise MARRIOTT such location is unacceptable, and thereafter a STORE shall not be developed at such location. Should the COMPANY fail to so advise MARRIOTT within the ten (10) business day notice period, then the COMPANY shall be barred from stopping development at such location; once the COMPANY has so advised MARRIOTT of a location's unacceptability, however, the same notice period shall not apply for notices from MARRIOTT pertaining to reconsideration of such location and such location shall only be developed with the prior written consent of the COMPANY, which may not be unreasonably withheld. In any notice provided by MARRIOTT pertaining to any location, MARRIOTT shall include the dimensions of the space proposed to be developed into a STORE, an architect's or draftsman's "footprint" drawing of the space and other spaces located in the airport concourse, travel plaza, or other facility, an identification of the facility's geographic location, and such information as reasonably may be necessary in MARRIOTT's opinion so as to generally inform the COMPANY of any unique problems pertaining to such space or location which could materially affect the STORE's development and operation.

        MARRIOTT HEREBY ACKNOWLEDGES AND AGREES THAT THE COMPANY'S APPROVAL OF A PROPOSED LOCATION SHALL NOT CONSTITUTE A WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESSED OR IMPLIED, AS TO THE SUITABILITY OF THE PROPOSED LOCATION FOR A "TCBY" STORE, CART, OR FOR ANY OTHER PURPOSE.

        Except as set forth herein, the COMPANY (on behalf of itself and its affiliates) retains the right, in its sole discretion and without granting any rights to MARRIOTT: (a) to itself operate, or to grant other persons the right to operate, "TCBY" stores at such locations and on such terms and conditions as the COMPANY deems appropriate; and (b) to sell the products and services authorized for "TCBY" stores under the Marks or other trademarks, service marks and commercial symbols through similar or dissimilar channels of distribution and pursuant to such terms and conditions as the COMPANY deems appropriate, provided at no time shall the COMPANY violate or impair the exclusivity granted to MARRIOTT as set forth above.

        E.    PRIOR COMPANY DEVELOPMENT RESTRICTIONS

        Prior to the date hereof, the COMPANY has granted certain exclusive development rights to franchisees of the COMPANY. Attached hereto and labeled Exhibit C is a list of those geographic areas which the COMPANY identifies pursuant to paragraphs A (6) and B (2) above.

3.    DEVELOPMENT AND OPENING OF STORES

        A.    DEVELOPMENT OF STORES

        The COMPANY will furnish to MARRIOTT prototype plans and specifications for a "TCBY" store, reflecting the COMPANY's requirements for dimensions, interior design and layout, image, building materials, fixtures, equipment, furniture, signs and decor.

        Promptly after obtaining possession of any SITE for a STORE and having been furnished with the above-described plans and specifications, MARRIOTT will prepare and submit to the COMPANY to the extent necessary to comply with applicable ordinances, building codes, permit requirements and lease or deed requirements and restrictions, all such data as may be reasonably requested by the COMPANY to enable the COMPANY to prepare plans and specifications for any STORE. Thereafter, and in no event less than one hundred eighty (180) days from receipt of building plans from the COMPANY, MARRIOTT will do or cause to be done the following:

  (1)
  obtain all required building, utility, sign, health, sanitation and business permits and licenses, and any other required permits and licenses;

  (2)
  construct all required improvements to the premises, purchase and install all required fixtures and equipment and decorate the premises in compliance with the plans and specifications theretofore approved by the COMPANY and all applicable ordinances, building codes, permit requirements and lease or deed requirements and restrictions; the parties acknowledge and agree that title to all STORE furniture, fixtures, and equipment shall be in MARRIOTT following payment by MARRIOTT for such in accordance with the terms of this Agreement; and

  (3)
  purchase in accordance with the COMPANY's specifications and requirements, an opening inventory of food and beverage products, ingredients and other products and supplies required for the STORE.

        MARRIOTT understands and agrees that for purposes of supplying and maintaining any CART to be purchased and operated hereunder such CART shall be operated only in conjunction with a STORE at the same SITE at which the CART is located. Any CART shall be deemed to be part of the STORE out of which it operates for all purposes in this Agreement. MARRIOTT shall be solely responsible for securing and maintaining in full force all required licenses, permits, and certificates relating to the ownership and operation of any CART, except for those relating to general certification of equipment safety as issued by Underwriters Laboratories, The National Safety Foundation, or similar organizations.

        B.    FIXTURES, EQUIPMENT, FURNITURE AND SIGNS

        MARRIOTT agrees to use in the construction and operation of all STORES only those brands or types of construction and decorating materials, fixtures, equipment, furniture, and signs that the COMPANY has approved for "TCBY" stores as meeting its specifications and standards for appearance, function and performance. MARRIOTT may purchase approved brands and types of construction and decorating materials, fixtures, equipment, furniture and signs from any supplier approved or designated by the COMPANY (which may include the COMPANY and/or its affiliates). If MARRIOTT proposes to purchase any brand or type of construction or decorating material, fixture, equipment, furniture or sign not then approved by the COMPANY, and/or any such items from any supplier which is not then approved by the COMPANY, MARRIOTT shall first notify the COMPANY in writing and shall submit to the COMPANY upon its request sufficient specifications, photographs, drawings and/or other information or samples for a determination by the COMPANY of whether such brand or type of construction or decorating material, fixture, equipment, furniture or sign complies with its specifications and standards, and/or such supplier meets the COMPANY's approved supplier criteria, which determination shall be made and communicated in writing to MARRIOTT within a reasonable time.

        MARRIOTT agrees to use only those brands or types of CARTS and ancillary equipment that the COMPANY has approved for "TCBY" stores as meeting its specifications and standards for appearance, function and performance.

        In the event MARRIOTT develops and operates a STORE at a toll road location, MARRIOTT shall use its reasonable best efforts in good faith to obtain the right to place a sign identifying the STORE on such toll road of size and quality similar to those signs identifying other food service outlets operated by MARRIOTT at such location.

        C.    STORE OPENING

        MARRIOTT agrees that it will not open its first STORE for business without the COMPANY's prior approval. Immediately following the COMPANY's approval, MARRIOTT shall then open such STORE for business. Thereafter, MARRIOTT shall give the COMPANY prior written notice at least two (2) weeks in advance of any subsequent opening of any STORE, and the COMPANY's approval shall be deemed given unless within five (5) business days following receipt of such notice the COMPANY objects to such opening based upon valid and prudent reasons consistent with the terms and conditions of this Agreement.

        D.    RELOCATION OF A STORE

        If MARRIOTT's lease for the premises of any STORE expires or terminates without fault of MARRIOTT, or if in the judgment of the COMPANY and MARRIOTT there is a change in the character of the location of the STORE sufficiently detrimental to its business potential to warrant its relocation, the COMPANY will grant permission for relocation of any such STORE to a location approved in accordance with the provisions of this Agreement. Any such relocation shall be at MARRIOTT's sole expense, and shall not be undertaken without the COMPANY's prior written consent. The COMPANY shall have the right to charge MARRIOTT for services the COMPANY renders in connection with such relocation, but under no circumstances shall a second contribution of the equipment and signage package be required of the COMPANY for any such relocation.

        MARRIOTT agrees that in the event of a relocation of a STORE MARRIOTT shall promptly remove from the former STORE premises, and discontinue using for any purposes, any and all signs, fixtures, furniture, posters, furnishings, equipment, menus, advertising materials, stationery supplies, forms and other articles which display any of the Marks or any distinctive features or designs associated with "TCBY" stores. Furthermore, MARRIOTT shall, at MARRIOTT's expense, immediately make such modifications or alterations as may be necessary to distinguish the former STORE so clearly from its former appearance and from other "TCBY" stores as to prevent any possibility of confusion therewith by the public (including, without limitation, removal of all distinctive physical and structural features identifying "TCBY" stores and removal of all distinctive signs and emblems). MARRIOTT shall, at its expense, make such specific additional changes as the COMPANY may reasonably request for this purpose. Compliance with the foregoing shall be a condition subsequent to the COMPANY's approval of any relocation request by MARRIOTT, and in the event complete de-identification of the former STORE premises is not promptly and completely undertaken, the COMPANY may then revoke its permission for relocation and declare a default under this Agreement pursuant to section 15 B hereof.

4.    TRAINING AND OPERATING ASSISTANCE

        A.    TRAINING

        Prior to the opening of the first STORE, the COMPANY shall furnish, and at least three (3) representatives of MARRIOTT who will have management or training responsibilities for STORE operations, shall attend an initial training program on the operation of a "TCBY" store, furnished at such place and time as the COMPANY may designate. For each STORE to be opened and operated hereunder, either MARRIOTT shall cause, prior to opening, a manager to attend the same initial training program or shall establish its own training program for STORE managers which satisfies training requirements of the COMPANY (but which program shall not commence without the COMPANY's approval). MARRIOTT shall be solely responsible for the compensation, travel, lodging and living expenses incurred in connection with the attendance at such initial training program or at any supplemental or refresher training programs.

        If, during any training program, the COMPANY determines, in its sole discretion, that any proposed manager is not qualified to manage a STORE, the COMPANY shall notify MARRIOTT thereof, whereupon MARRIOTT may select and enroll a substitute manager in such training program.

        Subsequent to the opening of any STORE, the COMPANY will provide training (subject to reasonable limitations prescribed by the COMPANY as to frequency and time) to any new manager of any STORE if MARRIOTT has not then established its own training program as set forth above. The COMPANY shall have the right to require that at least one (1) representative of MARRIOTT, who shall have management or training responsibilities for STORE operations within MARRIOTT, to attend supplemental and refresher training programs during the term of this Agreement, to be furnished at such time and place as the COMPANY may designate.

        B.    HIRING AND TRAINING OF EMPLOYEES

        MARRIOTT shall hire all employees of the STORE, be exclusively responsible for the terms of their employment and compensation and implement a training program for employees of the STORE in compliance with the COMPANY's reasonable requirements. MARRIOTT agrees to maintain at all times a staff of trained employees sufficient to operate the STORES in MARRIOTT's reasonable determination.

        C.    OPENING ASSISTANCE

        The COMPANY shall provide MARRIOTT with the services of one (1) employee of the COMPANY for supervisory assistance and guidance in connection with the opening and initial operations of each STORE on two (2) days prior to and on the day of the grand opening of each STORE, provided reasonable flexibility shall be afforded the COMPANY's employees for purposes of travel and responding to the relatively short notice periods for opening set forth in this Agreement.

        D.    OPERATING ASSISTANCE

        The COMPANY shall advise MARRIOTT from time to time of operating problems of the STORES disclosed by reports submitted to or inspections made by the COMPANY. Further, the COMPANY shall furnish to MARRIOTT such guidance and assistance in connection with the operation of the STORES as is from time to time deemed appropriate by the COMPANY. Operating assistance may consist of advice and guidance with respect to:

  (1)
  methods and operating procedures utilized by "TCBY" stores;

  (2)
  additional food and beverage products and services authorized for sale by "TCBY" stores;

  (3)
  selection, purchasing and preparation of food products, beverages and other approved products, materials and supplies; and

  (4)
  formulating and implementing advertising and promotional programs.

        Such guidance shall, in the sole discretion of the COMPANY, be furnished in the form of the COMPANY's Operating Manual (as defined below), bulletins or other written materials, telephonic consultations and/or consultations at the offices of the COMPANY or at any STORE in conjunction with an inspection of any STORE. Additional guidance and assistance may, at the sole discretion of the COMPANY, be available at per diem fees and charges established from time to time by the COMPANY.

        E.    OPERATING MANUAL

        The COMPANY will loan to MARRIOTT during the term of this Agreement one copy of an operating manual, which may consist of one or more handbooks, manuals and other written and/or audio/ visual materials (collectively, the "Operating Manual") for "TCBY" stores, containing mandatory and suggested specifications, standards and operating procedures prescribed from time to time by the COMPANY for "TCBY" stores and information relative to other obligations of MARRIOTT hereunder. Additional complete copies of the Operating Manual items may be requested by MARRIOTT and loaned free of charge by the COMPANY to MARRIOTT to the extent such are requested in quantities up to a number equal to the then current number of STORES operated by MARRIOTT. The COMPANY shall have the right from time to time to add to, and otherwise modify, the Operating Manual to reflect changes in authorized products and services, and specifications, standards and operating procedures of a "TCBY" store, provided that no such addition or modification shall alter MARRIOTT's fundamental status and rights under this Agreement. MARRIOTT shall keep its copy of the Operating Manual current, and the master copy maintained by the COMPANY at its principal office shall be controlling in the event of a dispute relative to the contents of the Operating Manual.

5.    MARKS

        A.    OWNERSHIP AND GOODWILL OF MARKS

        MARRIOTT acknowledges that MARRIOTT has no interest whatsoever in or to the Marks and that MARRIOTT's right to use the Marks is derived solely from this Agreement and is limited to the conduct of its business pursuant to and in compliance with this Agreement and all applicable specifications, standards and operating procedures prescribed by the COMPANY from time to time during the term of this Agreement. Any unauthorized use of the Marks by MARRIOTT shall constitute an infringement of the rights of the COMPANY and its licensor in and to the Marks.

        MARRIOTT agrees that all usage of the Marks by MARRIOTT and any goodwill established thereby shall inure to the exclusive benefit of the COMPANY and its licensor, and MARRIOTT acknowledges that this Agreement does not confer any goodwill or other interests in the Marks upon MARRIOTT. MARRIOTT shall not, at any time during the term of this Agreement or after its termination or expiration, contest the validity or ownership of any of the Marks or assist any other person in contesting the validity or ownership of any of the Marks.

        All provisions of this Agreement applicable to the Marks shall apply to any additional trademarks, service marks, logo forms and commercial symbols hereafter authorized for use by and licensed to MARRIOTT pursuant to this Agreement.

        B.    LIMITATIONS ON USE OF MARKS

        MARRIOTT agrees to use the Marks as the sole identification of each STORE, provided that MARRIOTT shall identify itself or the appropriate subsidiary or division as the independent owner thereof in the manner prescribed by the COMPANY. MARRIOTT shall not use any Mark as part of any corporate or trade name or with any prefix, suffix or other modifying words, terms, designs or symbols, or in any modified form, nor may MARRIOTT use any Mark in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized in writing by the COMPANY. MARRIOTT agrees to display the Marks prominently and in the manner prescribed by the COMPANY on signs, menus and forms. Further, MARRIOTT agrees to give such notices of trademark and service mark registrations and copyrights as the COMPANY specifies in connection with the Marks and to obtain such fictitious or assumed name registrations as may be required under applicable law.

        The COMPANY shall not use any trademark, service mark, trade name, or business name of MARRIOTT as part of any corporate or trade name or for any other purpose with any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form. Further, the COMPANY agrees to give such notices of trademark and service mark registration and copyrights as MARRIOTT specifies in connection with MARRIOTT's trademarks, service marks, trade names, or business names.

        C.    NOTIFICATION OF INFRINGEMENTS AND CLAIMS

        MARRIOTT shall notify the COMPANY promptly in writing of any apparent infringement of or challenge to MARRIOTT's use of any Mark, or claim by any person of any rights in any Mark or any similar trade name, trademark or service mark of which MARRIOTT becomes aware. MARRIOTT shall not communicate with any person other than the COMPANY and its counsel in connection with any such infringement, challenge or claim. The COMPANY and/or its licensor shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark. The COMPANY warrants and represents to MARRIOTT that MARRIOTT shall, pursuant to the terms and conditions of this Agreement, have the right to use the MARKS as set forth in this Agreement, and the COMPANY further warrants and represents that it shall defend MARRIOTT's right to use the MARKS in such manner throughout the term of this Agreement. MARRIOTT agrees, at the COMPANY's sole cost, to execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of the COMPANY's counsel, be necessary or advisable to protect and maintain the interests of the COMPANY and/or its licensor in any such litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding or to otherwise protect and maintain the interests of the COMPANY and/or its licensor in the Marks.

        D.    INDEMNIFICATION OF MARRIOTT/DISCONTINUANCE OF USE OF MARKS

        The COMPANY agrees to indemnify MARRIOTT against, and to reimburse MARRIOTT for, all damages for which it is held liable in any proceeding in which MARRIOTT's use of any Mark pursuant to and in compliance with this Agreement is held to constitute trademark infringement, unfair competition or dilution, and for all costs reasonably incurred by MARRIOTT in the defense of any such claim brought against it or in any such proceeding in which it is named as a party, provided that MARRIOTT has timely notified the COMPANY of such claim or proceeding, has otherwise complied with this Agreement and has tendered complete control of the defense of such to the COMPANY. If the COMPANY defends such claim, the COMPANY shall have no obligation to indemnify or reimburse MARRIOTT with respect to any fees or disbursements of any attorney retained by MARRIOTT.

        If it becomes advisable at any time, in the COMPANY's sole discretion, for the COMPANY and/or MARRIOTT to modify or discontinue use of any Mark, and/or use one or more additional or substitute trademarks or service marks, MARRIOTT agrees to comply therewith within a reasonable time after notice thereof by the COMPANY, and the sole liability and obligation of the COMPANY in any such event shall be to reimburse MARRIOTT for the out-of-pocket costs of complying with this obligation.

6.    CONFIDENTIAL INFORMATION

        The COMPANY possesses certain confidential information consisting of the methods, techniques, formats, specifications, procedures, information, systems and knowledge of and experience in the operation of "TCBY" stores (the "Confidential Information"). The COMPANY will disclose the Confidential Information to MARRIOTT in furnishing MARRIOTT the training program, the Operating Manual and in guidance furnished to MARRIOTT during the term of this Agreement. Specifically excluded from the Confidential Information is information which (a) is in MARRIOTT's possession as of April 1, 1989, (b) becomes generally available to the public other than as a result of a disclosure by MARRIOTT or any of its directors, officers, employees, or agents, (c) becomes available to MARRIOTT on a non-confidential basis from a source other than the COMPANY, provided such source is not known to MARRIOTT to be bound by a confidentiality agreement with or other obligation of secrecy to, directly or indirectly, the COMPANY, or (d) independently developed by MARRIOTT without use of the Confidential Information.

        MARRIOTT acknowledges and agrees that it will not acquire any interest in the Confidential Information, other than the right to utilize it in the development and operation of the STORES during the term of this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition. MARRIOTT acknowledges and agrees that the Confidential Information is proprietary and is a trade secret of the COMPANY and is disclosed to MARRIOTT solely on the condition that MARRIOTT agrees, and MARRIOTT does hereby agree, that it: (1) will not use the Confidential Information in any other business or capacity; (2) will maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement; (3) will not make unauthorized copies of any portion of the Confidential Information disclosed in written form; (4) will adopt and implement all reasonable procedures prescribed from time to time by the COMPANY to prevent unauthorized use or disclosure of the Confidential Information, including without limitation, restrictions on disclosure thereof to employees of the STORES; and (5) will not disclose the Confidential Information to shareholders of MARRIOTT except to the extent certain financial reporting may be required by applicable securities laws.' Notwithstanding anything to the contrary contained in this Agreement and provided MARRIOTT shall have obtained the COMPANY's prior written consent, which consent shall not be unreasonably withheld, the restrictions on MARRIOTT's disclosure and use of the Confidential Information shall not apply to (a) information, processes or techniques which are or become generally known in the frozen yogurt restaurant industry, other than through disclosure (whether deliberate or inadvertent) by MARRIOTT; or (b) disclosure of Confidential Information in judicial or administrative proceedings to the extent MARRIOTT is legally compelled to disclose such information, provided MARRIOTT shall have used its best efforts, and shall have afforded the COMPANY the opportunity to obtain an appropriate protective order or other assurance satisfactory to the COMPANY of confidential treatment for the information required to be so disclosed.

        Except for MARRIOTT's current operations as of the date of this Agreement, which have been represented to the COMPANY as not pertaining to food service concepts which serve principally frozen desserts to any material degree or in any material number, during the term of MARRIOTT's exclusive rights under Section 2 of this Agreement, MARRIOTT shall not have any interest as an owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any frozen yogurt retail concept located in an airport SITE in North America. In the event MARRIOTT undertakes to operate a retail store which serves principally ice cream products (e.g., Dairy Queen, Baskin-Robbins, Swenson's, Bresslers, etc.) at any airport SITE in North America during the term of this Agreement, MARRIOTT shall not offer soft-serve frozen yogurt from any such store. The COMPANY acknowledges that MARRIOTT operates retail stores at the SITES and otherwise which offer for sale frozen yogurt as a menu item, and the COMPANY agrees that the ownership and operation of such as they are now operated and owned shall not cause a default under this Agreement. To the extent MARRIOTT may have units in airport locations which do not conform to the foregoing provisions of this paragraph (i.e., one (1) "Swenson's" in Phoenix, Arizona, and two (2) "Snell Grove's" in Salt Lake city) it shall use its reasonable best efforts in good faith to promptly remove frozen yogurt from such units. In the event MARRIOTT acquires a business organization of any sort which (i) immediately prior to the date of acquisition had gross annual sales in excess of Two Hundred Fifty Million Dollars ($250,000,000) and (ii) owns or operates units or restaurants which would otherwise cause MARRIOTT to be in breach of the foregoing provisions upon consummation of such acquisition, then provided MARRIOTT takes such steps as are prudently and reasonably necessary to keep information pertaining to STORE operations separate and apart from such acquired business and its personnel, then MARRIOTT shall not be deemed to have breached the provisions of this paragraph for the two (2) year period following consummation of such acquisition, during which time MARRIOTT must bring its operations into conformance with the provisions of this Agreement.

        MARRIOTT shall fully and promptly disclose to the COMPANY, all ideas, concepts, methods and techniques relating to the development and/or operation of a frozen yogurt restaurant or store conceived or developed by MARRIOTT and/or its employees incident to the operation of a STORE during the term of this Agreement. MARRIOTT agrees that the COMPANY shall have the perpetual right to use and authorize other "TCBY" stores to use such ideas, concepts, methods and techniques and, if incorporated into the COMPANY's system for the development and/or operation of "TCBY" stores, such ideas, concepts, methods and techniques shall become the sole and exclusive property of the COMPANY without any further consideration to MARRIOTT. The COMPANY acknowledges that MARRIOTT presently has many dessert recipes, including recipes for frozen yogurt products, and that MARRIOTT operates food service outlets which sell dessert items, including frozen yogurt products. The COMPANY acknowledges that MARRIOTT may continue to independently develop such recipes, without use of the Confidential Information, and that MARRIOTT may continue to sell other branded and non-branded frozen yogurt and other dessert products subject only to the terms of the immediately preceding paragraph.

7.    RELATIONSHIP OF THE PARTIES/INDEMNIFICATION

        It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that the COMPANY and MARRIOTT shall be independent contractors and that nothing in this Agreement is intended to make either party a general or special agent, legal representative, subsidiary, partner, employee or servant of the other for any purpose.

        MARRIOTT shall conspicuously identify itself at the premises of each STORE and in all dealings with customers, lessors, contractors, suppliers, public officials and others as the operator of each STORE under agreement with the COMPANY, and shall place such notices of independent ownership on such signs, forms, stationery, advertising and other materials as are reasonably necessary and prudent to identify MARRIOTT as the operator of the STORES.

        The COMPANY has not authorized or empowered MARRIOTT to use the Marks except as provided by this Agreement, and MARRIOTT shall not employ any Mark in signing any contract, lease, mortgage, check, purchase agreement, negotiable instrument or other legal obligation without the prior written consent of the COMPANY, or employ any Mark in a manner that is likely to result in liability of the COMPANY for any indebtedness or obligation of MARRIOTT.

        Neither the COMPANY nor MARRIOTT shall make any express or implied agreements, guaranties or representations, or incur any debt, in the name of or on behalf of the other or represent that their relationship is other than as set forth herein, and neither the COMPANY nor MARRIOTT shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized hereunder, nor shall the COMPANY be obligated for any damages to any person or property directly or indirectly arising out of the operation of the STORES, whether or not caused by MARRIOTT's negligent or willful action or failure to act unless such is caused by the COMPANY's (a) act or failure to act, (b) product liability, or (c) instructions and/or procedures given to MARRIOTT in the Operating Manual or otherwise in writing.

        The COMPANY shall have no liability for any sales, use, excise, gross receipts, property or other taxes, whether levied upon MARRIOTT, the STORE or its assets, or upon the COMPANY, in connection with sales made, services performed or business conducted by MARRIOTT.

        MARRIOTT agrees to indemnify and hold the COMPANY and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents and assignees harmless against, and to reimburse them for, any loss, liability, taxes or damages (actual or consequential) and all reasonable costs and expenses of defending any claim brought against any of them or any action in which any of them is named as a party (including, without limitation, reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses) which any of them may suffer, sustain or incur by reason of, arising from or in connection with MARRIOTT's ownership or operation of the STORES, except to the extent that such loss, liability or damage is due to the negligence of the COMPANY (or any of its affiliates, i.e., any company controlling, controlled by or under common control with the COMPANY) in producing, handling or storing frozen yogurt sold to MARRIOTT (provided that MARRIOTT inspected such yogurt in accordance with the procedures set forth in the Operating Manual and should not have reasonably discovered the adulteration or other defect in such yogurt which was the cause of such loss, liability or damage); such shall not extend to personal property, fixtures, or equipment produced by the COMPANY. MARRIOTT acknowledges and agrees that any action or inaction by any third party (e.g., an independent carrier) which is not an affiliate of the COMPANY in connection with handling or storing frozen yogurt shall not be attributable to or constitute negligence of the COMPANY.

        The COMPANY agrees to indemnify and hold MARRIOTT harmless against, and to reimburse it for, any loss, liability or damage (actual or consequential) and all reasonable costs and expenses of defending any claim brought against it or any action in which it is named as a party (including, without limitation, reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses) which it may suffer, sustain or incur by reason of, arising from or in connection with the negligence of the COMPANY (or any of its affiliates, i.e., any company controlling, controlled by or under common control with the COMPANY) in producing, handling or storing frozen yogurt (provided that MARRIOTT inspected such yogurt in accordance with the procedures set forth in the Operating Manual and should not have reasonably discovered the adulteration or other defect in such yogurt which was the cause of such loss, liability or damage); such shall extend to personal property, fixtures, or equipment produced by the COMPANY. MARRIOTT acknowledges and agrees that any action or inaction by any third party (e.g., an independent carrier) which is not an affiliate of the COMPANY in connection with handling or storing frozen yogurt shall not be attributable to or constitute negligence of the COMPANY.

        The indemnities and assumptions of liabilities and obligations herein shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

8.    COSTS AND CERTAIN PAYMENTS

        A.    DEVELOPMENT COSTS

        MARRIOTT shall bear all costs of negotiating or bidding upon SITES, constructing the premises of each STORE, and purchasing initial inventory for each STORE AND CART. The COMPANY shall bear all costs of preparing each STORE plan and design, consulting with local architects to the extent such shall be necessary, and, if agreed to by MARRIOTT, collecting and preparing for shipment all CARTS and the equipment package for each STORE. The parties shall share equally the cost of each initial STORE equipment package, CART, and equipment for each CART; both the equipment package and CARTS shall be provided by the COMPANY, or its affiliate, at a price the same as or equivalent to the then current lowest F.O.B. warehouse selling price offered to other purchasers of CARTS or equipment packages who are not affiliates of the COMPANY. (In the event MARRIOTT demonstrates to the COMPANY, with reasonable documentation, that MARRIOTT can obtain CARTS or equipment packages which comply with the COMPANY's specifications and standards for a lesser cost, then the COMPANY shall not unreasonably withhold consent for MARRIOTT to undertake such purchases, provided the COMPANY's contribution to the cost of equipment so purchased shall be limited to half the actual cost to MARRIOTT.) The COMPANY's obligation with respect to any equal participation in the cost of any CART shall extend only to an amount equal to an amount to be determined at time of purchase by multiplying 1.5 by the number of STORES then open or then under development by the then current purchase price of the type of CART being purchased by MARRIOTT.

        B.    TIME AND EXPERTISE CONTRIBUTIONS

        In support of the operations of the STORES, MARRIOTT shall contribute labor and management resources on a daily basis as well as expertise in operating at the SITES. The COMPANY shall contribute reasonable consultation services in connection with the development of each STORE, general field review, and continual training in support of the operation of the STORES, on a recurring basis. The duties of the nature set forth above are more particularly set forth throughout this Agreement.

        C.    PROCEEDS DISTRIBUTION

        In lieu of a pro rata share of any profits resulting from the operation of the STORES, and in light of the cost savings realized by the parties in not having to review operating records for purposes of dividing profits, the parties agree that it shall be a just and fair distribution in respect of their various contributions and efforts for MARRIOTT to pay the COMPANY an amount determined by multiplying each five hundred seventy-six ounce (576 oz.) case of frozen yogurt mix purchased by MARRIOTT for use at any STORE by Seven Dollars and Thirty-five Cents ($7.35; or, at a rate of $0.0127604 per ounce of yogurt mix purchased in the event a yogurt mix is purchased in quantities other than 576 ounce cases). For novelty items (e.g., "Yog-A-Bars", Yogwiches, cakes, pies, and other pre-packaged items) purchased by MARRIOTT for resale at any STORE, the just and fair distribution under this Agreement shall be determined by multiplying the then current lowest F.O.B. plant purchase price of such novelty item by Seven Dollars and Thirty-five Cents ($7.35) and dividing the product thereby obtained by the then current lowest F.O.B. plant purchase price of frozen yogurt mix. All payments hereunder to the COMPANY shall be due within thirty (30) days of invoicing for such by the COMPANY to MARRIOTT.

        D.    INTEREST ON LATE PAYMENTS

        All amounts due for purchases by MARRIOTT from the COMPANY or its affiliates and other amounts which MARRIOTT owes to the COMPANY or its affiliates shall bear interest ten (10) days after receipt of a notice to cure at the greater of: (1) one and one-half percent (1-1/2%) per month; or (2) an annual interest rate of three percent (3%) in excess of the Prime Rate (as defined below) announced from time to time by Chase Manhattan Bank of New York, N.Y. For purposes hereof, "Prime Rate" shall mean the per annum interest rate for 90-day unsecured commercial loans to large corporate customers of the highest credit standing. Notwithstanding the foregoing, such interest rate shall not exceed the highest applicable legal rate for open account business credit in the state of Arkansas.

        MARRIOTT acknowledges that this Paragraph D shall not constitute the COMPANY's agreement to accept such payments after same are due or a commitment by the COMPANY to extend credit to, or otherwise finance MARRIOTT's operation of, the STORES. Further, MARRIOTT acknowledges that its failure to pay all amounts when due shall constitute grounds for termination of this Agreement, as provided in Paragraph B of Section 15, notwithstanding the provisions of this Paragraph D.

        E.    APPLICATION OF PAYMENTS

        The COMPANY shall have sole discretion to apply any payments received from MARRIOTT or any indebtedness of the COMPANY to MARRIOTT to any past due indebtedness of MARRIOTT for purchases from the COMPANY or its affiliates, interest, or any other indebtedness of MARRIOTT to the COMPANY or its affiliates.

        F.    METHOD OF SHIPMENT

        The parties hereto acknowledge and agree that the frozen yogurt mix, and if applicable novelty items, to be purchased by MARRIOTT pursuant to the terms and conditions of this Agreement may be purchased, at MARRIOTT's election, either at the manufacturer's loading dock or in accordance with the COMPANY's normal and customary procedures for purchasing products from the designated distributor(s) for such products. In the event MARRIOTT purchases frozen yogurt mix directly from the COMPANY's manufacturing affiliate, then the F.O.B. plant price offered to MARRIOTT shall be that price offered to the COMPANY's designated distributor(s) , and in the event MARRIOTT purchases frozen yogurt mix from the COMPANY's designated distributor(s) , then the purchase price shall be determined in accordance with the normal and customary practices of any such distributor as are then offered to any franchisee of the COMPANY.

9.    STORE IMAGE AND OPERATING STANDARDS

        A.    CONDITION AND APPEARANCE OF STORES/REMODEL REQUIREMENTS/REBUILDING OF STORES

        MARRIOTT agrees to maintain the condition and appearance of the STORES consistent with the image of a "TCBY" store as an attractive, clean, and efficiently operated store, offering a variety of high quality food products and beverages, efficient and courteous service and pleasant ambience. MARRIOTT agrees to accomplish such refurbishing and maintenance of the STORES, and such modifications and additions to its layout, decor and general theme, as is required from time to time to maintain such condition, appearance, efficient operation, ambience and overall image, including without limitation, replacement of worn out or obsolete fixtures, equipment, furniture, signs and utensils, repair of the interior of the STORES, and periodic cleaning and redecorating. Such refurbishing and maintenance shall not be deemed to constitute remodeling, as set forth below. If at any time in the COMPANY's reasonable judgment, the general state of repair, appearance or cleanliness of the premises of the STORES (including parking areas) or its fixtures, equipment, furniture, signs or utensils does not meet the COMPANY's standards therefor, the COMPANY shall so notify MARRIOTT, specifying the action to be taken by MARRIOTT to correct such deficiency.

        Upon notice from the COMPANY, MARRIOTT shall conform its trade dress, color schemes, and presentation of Marks to the COMPANY's then current public image. Such a remodeling may include non-structural changes to the fixtures and improvements at the STORES as well as such other non-structural changes as the COMPANY reasonably may direct, and MARRIOTT shall undertake such a program promptly upon notice from COMPANY; provided, remodeling shall not be required until such time as the COMPANY has commenced or completed a similar program in at least fifty percent (50%) of those "TCBY" stores owned and operated by the COMPANY provided the COMPANY owns and operates at least 100 STORES at such time. This requirement shall not apply in the event notice from the COMPANY is received during the first three (3) years or last three (3) years of the term hereof.

        In the event any STORE is damaged or destroyed by fire or any other casualty, MARRIOTT, shall within thirty (30) days thereof, initiate such repairs or reconstruction, and thereafter in good faith and with due diligence continue (until completion) such repairs or reconstruction, in order to restore the premises of such STORE to its original condition prior to such casualty. If, in the COMPANY's reasonable judgment, the damage or destruction is of such a nature or to such extent that it is feasible for MARRIOTT to repair or reconstruct the premises of such STORE in conformance with the then standard "TCBY" decor specifications without incurring substantial additional costs therefor, the COMPANY may require MARRIOTT, by giving written notice thereof, that MARRIOTT repair or reconstruct the premises of the STORE in conformance with the then standard "TCBY" decor specifications.

        B.    ALTERATIONS TO THE STORES

        MARRIOTT shall make no alterations to the premises or appearance of the STORES, nor shall MARRIOTT make any unapproved replacements of or alterations to the fixtures, equipment, furniture or signs of the STORES without prior written approval by the COMPANY. The COMPANY shall have the right, in its sole discretion and at the sole expense of MARRIOTT, to rectify any alterations to the STORE not previously approved by the COMPANY.

        C.    UNIFORM IMAGE/CUSTOMER AND LOCATION RESTRICTION

        The presentation of a uniform image to the public is an essential element of a successful branded concept system. MARRIOTT therefore agrees that the STORES will offer for sale only such types of frozen yogurt, dessert and other food and beverage products and other approved products and services as the COMPANY, in its sole discretion, determines from time to time to be appropriate for "TCBY" stores.

        The COMPANY acknowledges that a STORE may be one of several food service outlets at a SITE operated by MARRIOTT. All references to a STORE shall refer only to that portion of a SITE exclusively devoted to the TCBY concept, and not to any other food service outlet adjacent to or in the vicinity of a STORE.

        MARRIOTT further agrees that the STORES will not, without prior written approval by the COMPANY, offer any products or services not then authorized by the COMPANY for "TCBY" stores, nor shall the STORES or the premises which they occupy be used for any purpose other than the operation of a "TCBY" store in compliance with this Agreement.

        MARRIOTT will not sell any frozen yogurt produced by the COMPANY or any of its affiliates to anyone, other than retail customers (i.e., for personal consumption and not for resale) of the STORES and CARTS, or from any location other than the STORES and CARTS.

        The COMPANY acknowledges that many SITES for STORES hereunder will by their nature impose limitations on MARRIOTT's ability to offer full and complete STORE menus, and in response to such operational constraints the COMPANY covenants to allow MARRIOTT to offer only a limited menu at such STORES, which limited menu shall be subject to the COMPANY's approval which will not be unreasonably withheld. In considering menu items, the COMPANY shall, on a STORE-by-STORE basis, give due and adequate consideration to any item which materially affects (a) the speed of service at such STORE, (b) other MARRIOTT activities at such SITE which may be competitive to newly introduced menu items (c) staffing of such STORE, and (d) supplying such STORE with ingredients and commissary items in support of such menu item.

        D.    FOOD PRODUCTS, BEVERAGES, SUPPLIES AND MATERIALS

        MARRIOTT acknowledges and agrees that the frozen yogurt produced by the COMPANY (or its affiliates) is distinctive as a result of being specially produced pursuant to secret formulae and processes; that such frozen yogurt is uniquely suited for distribution through "TCBY" stores and, in the mind of the public, is inextricably interrelated with the Marks; and that the reputation and goodwill of "TCBY" stores is based upon, and can be maintained only by, the sale of such frozen yogurt and the sale of other distinctive, high quality products and services. MARRIOTT therefore agrees that the STORES will only prepare and offer for sale frozen yogurt, and other authorized food products containing frozen yogurt, which frozen yogurt shall have been produced by the COMPANY (or its affiliates). Furthermore, MARRIOTT agrees that the STORES will: (1) use other ingredients and prepare and offer for sale other food products and beverages; (2) use cups, utensils, uniforms, menus, forms, packaging materials, labels and other supplies; and (3) use or offer for sale other products and services; that conform to the COMPANY's specifications and quality standards and/or are purchased from suppliers approved from time to time by the COMPANY (which may include the COMPANY and/or its affiliates). The COMPANY may from time to time modify the list of approved brands and/or suppliers, and MARRIOTT shall not, after receipt in writing of such modification, reorder any brand or from any supplier which is no longer approved. If MARRIOTT proposes to prepare or offer for sale any food products or beverages or other products or services or use any ingredients or supplies of any brand and/or supplier which is not then approved, it shall first notify the COMPANY in writing and submit sufficient information, specifications and samples concerning such brand and/or supplier for a determination by the COMPANY whether such brand complies with the COMPANY's specifications and standards and/or such supplier meets the COMPANY's approved supplier criteria. The COMPANY shall have the right to charge MARRIOTT a reasonable fee to cover the COMPANY's costs incurred in making such determination. The COMPANY shall, within a reasonable time, notify MARRIOTT whether or not such proposed brand and/or supplier is approved. The COMPANY may from time to time prescribe procedures for the submission of requests for approved brands or suppliers and obligations which approved suppliers must assume (which may be incorporated in a written agreement to be executed by approved suppliers). The COMPANY may impose limits on the number of suppliers and/or brands for any ingredient or food or beverage item used or served by the STORES.

        MARRIOTT shall examine in accordance with the procedures set forth in the Operating Manual all frozen yogurt shipped to MARRIOTT and shall have final responsibility in accepting or rejecting any yogurt which does not conform to applicable laws. MARRIOTT agrees that all food products and beverages sold or served at or from the STORE shall comply with all applicable laws and shall be wholesome and fit for human consumption.

        MARRIOTT shall at all times maintain an inventory of approved food products, beverages, ingredients and other products, sufficient in quantity and variety to realize the full potential of the STORES.

        E.    STANDARDS OF SERVICE; REPUTATION

        MARRIOTT shall at all times give prompt, courteous and efficient service to its customers. The STORES shall, in all dealings with customers and suppliers and the public, adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct.

        MARRIOTT acknowledges the importance to the system of "TCBY" stores and to the Marks of MARRIOTT's maintaining a reputation of good moral character, and for that reason MARRIOTT agrees not to operate the STORES in a manner offensive to decency, morality, or social proprieties.

        F.    SPECIFICATIONS, STANDARDS AND PROCEDURES

        MARRIOTT acknowledges and agrees that each and every detail of the appearance and operation of the STORES is important to the COMPANY and other "TCBY" stores. MARRIOTT agrees to maintain the highest standards of quality and service in the STORES and, accordingly, agrees to comply with all mandatory specifications, standards and operating procedures (whether contained in the Operating Manual or any other written or oral communication to MARRIOTT) relating to the appearance or operation of a "TCBY" store, including, without limitation:

  (1)
  type and quality of food products, beverages, ingredients and other approved products and weight and dimensions of food products and beverages;

  (2)
  quality, taste, portion control, uniformity, manner of preparation and sale of all food products and beverages served by a STORE and of all ingredients and other products used in the preparation, packaging and sale thereof;

  (3)
  methods and procedures relating to receiving, preparing and delivering customer orders;

  (4)
  hours and days during which a STORE will be open for business, which shall be only those which are reasonable and prudent with reference to a particular STORE;

  (5)
  the safety, maintenance, cleanliness, sanitation, function and appearance of STORE premises and its fixtures, equipment, furniture, decor and signs;

  (6)
  dress of STORE employees;

  (7)
  use of the Marks;

  (8)
  use and illumination of exterior and interior signs, posters, displays, standard formats, menus and similar items;

  (9)
  identification of MARRIOTT, or a subsidiary or division of MARRIOTT, as the owner of the STORES; and

  (10)
  advertising and promotion (subject to operational constraints at any STORE and that STORE's having such menu item as may be the subject of such advertising and promotion).

        Mandatory specifications, standards and operating procedures prescribed from time to time by the COMPANY in the Operating Manual for "TCBY" stores or otherwise communicated to MARRIOTT in writing shall constitute provisions of this Agreement as if fully set forth herein. All references herein to this Agreement shall include all such mandatory specifications, standards and operating procedures.

        G.    COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES

        MARRIOTT shall secure and maintain in force all required licenses, permits and certificates relating to the operation of the STORES and shall operate the STORES in full compliance with all applicable laws, ordinances and regulations.

        MARRIOTT shall notify the COMPANY in writing within five (5) days of the commencement of any action, suit, proceeding or investigation, and of the issuance of any order, writ, injunction, award of decree, by any court, agency or other governmental instrumentality which may adversely affect the operation or financial condition of the STORES.

        All advertising and promotion by MARRIOTT shall be completely factual and shall conform to the highest standards of ethical advertising. MARRIOTT agrees to refrain from any business or advertising practice which may be injurious to the business of the COMPANY and the goodwill associated with the Marks and other "TCBY" stores.

        H.    MANAGEMENT OF THE STORE/CONFLICTING INTERESTS

        The STORES shall at all times be under the direct, day-to-day, full-time supervision of a manager who shall have been trained in accordance with the provisions of this Agreement.

        MARRIOTT shall at all times faithfully, honestly and diligently perform its obligations hereunder and continuously exert its best efforts to promote and enhance the business of the STORES.

        I.    INSURANCE

        MARRIOTT shall at all times during the term of this Agreement maintain in force, at its sole expense, comprehensive public liability insurance and product liability insurance (and motor vehicle liability insurance, if a motor vehicle is employed in the operation of the STORES) against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the conduct of business by MARRIOTT pursuant to this Agreement. Such insurance coverage shall be maintained under one or more policies of insurance containing minimum liability protection of One Million Dollars ($1,000,000) per occurrence for bodily and personal injury and death and Fifty Thousand Dollars ($50,000) per occurrence for property damage, or such greater amounts or such additional coverages as may be required by the lease for the premises of the STORES. Further, MARRIOTT shall carry property insurance to keep the premises of the STORES and its contents insured against loss or damage by fire and such other risks covered in the Standard Extended Coverage Endorsement, in an amount not less than one hundred percent (100%) of the full replacement cost of such assets.

        The COMPANY may reasonably increase the minimum liability protection requirement annually and require at any time on reasonable prior notice to MARRIOTT different or additional kinds of insurance to the same extent such shall be required of the entire franchise system of the COMPANY.

        MARRIOTT shall submit to the COMPANY upon request a copy of the certificate of or other evidence of the renewal or extension of each such insurance policy.

        MARRIOTT may self-insure for its obligation hereunder.

        J.    VENDING MACHINES

        No vending machines, newspaper racks, juke boxes, gum or candy machines, games, pinball machines, video games, rides or other mechanical or electronic devices shall be installed or operated at the STORES.

        K.    RESTRICTIONS ON HIRING CERTAIN EMPLOYEES

        During the term of this Agreement and for two (2) years thereafter, each party hereto shall not, either directly or indirectly, for itself or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or other legal entity, employ or seek to employ in food service operations and/or training any person who has the rank of Division Manager (a Division Manager is an employee who has managerial food service operations or review responsibilities for numerous STORES) or above who is employed by the other or, in the case of MARRIOTT by any franchisee of the COMPANY, unless (a) at least ninety (90) days have elapsed since the employee in question was last employed by either the other or, in the case of MARRIOTT any franchisee, or (b) the party has obtained, prior to employing the employee in question, written permission of the other and, if applicable, the franchisee who last employed said person; further, neither party hereto shall, directly or indirectly, induce any person to leave his or her employment with the other or, in the case of MARRIOTT any franchisee of the COMPANY.

        L.    CARTS

        MARRIOTT must at all times and at its sole expense maintain all CARTS in first-class appearance, condition, repair and working order. If at any time in the COMPANY's reasonable judgment, the general condition, state of repair, appearance or cleanliness of any CART or any ancillary equipment does not meet the COMPANY's standards therefor, the COMPANY shall so notify MARRIOTT, specifying the action to be taken by MARRIOTT to correct such deficiency, and MARRIOTT shall act to promptly correct such deficiency. MARRIOTT shall install or cause to be installed all replacement parts and accessories when required to maintain the CART in first class condition and working order. MARRIOTT shall not, without the prior written consent of the COMPANY, make any alterations, modifications, additions, subtractions or improvements to any CART.

        M.    LIMITATION ON CHANGES BY THE COMPANY

        The COMPANY may not so substantially alter the STORES or the standards and specifications for the operation of the STORES that the STORES would no longer be primarily a frozen yogurt concept selling a nature and quality of products substantially similar to, or better than, the nature and quality of products sold in TCBY outlets as of the date of this Agreement.

        N.    OCCUPANCY CONDITIONS/PRIORITY

        The provisions of this Section 9 are subject to MARRIOTT's obtaining, upon diligent request promptly made, any required consents or approvals of any landlord or client from whom MARRIOTT leases or has otherwise obtained the right to possession of a SITE, and are further subject to the terms and conditions of the lease or other agreement controlling a SITE. The COMPANY acknowledges that MARRIOTT shall be solely responsible for all contacts with such landlords and clients, and COMPANY agrees to defer to MARRIOTT's judgment and decisions with respect to such landlord and clients. Provided, however, under no circumstances shall the SITE occupancy or possession agreement in any manner materially affect the image, menu, or appearance of the applicable STORE or the terms and conditions of this Agreement.

10.    ADVERTISING

        Prior to their use by MARRIOTT, samples of all advertising and promotional materials to be used in connection with the STORES and which were not prepared or previously approved by the COMPANY shall be submitted to the COMPANY for approval, which shall not be unreasonably withheld. If written disapproval is not received by MARRIOTT within fifteen (15) days from the date of receipt by the COMPANY of such materials, the COMPANY shall be deemed to have given the required approval. MARRIOTT shall not use any advertising or promotional materials that the COMPANY has disapproved. The COMPANY undertakes to provide MARRIOTT with such advertising materials in such quantities to the same extent and upon such terms as are offered to franchisees of the COMPANY from time to time, including normal and customary grand opening materials for each STORE.

11.    RECORDS AND REPORTS

        MARRIOTT shall furnish to the COMPANY within fifteen (15) days after the end of each accounting quarter of MARRIOTT, a gross sales statement for each STORE for the accounting quarter then ended certified by an officer of MARRIOTT who has financial accounting responsibilities as being true, accurate, and complete.

12.    THE COMPANY'S RIGHT TO INSPECT THE STORES

        To determine whether MARRIOTT is complying with this Agreement, the COMPANY shall have the right at any time during business hours, and without prior notice to MARRIOTT, to inspect the STORES and storage facilities used in support of the STORES. All inspections shall be conducted in such a manner so as not to disrupt STORE operations. MARRIOTT shall fully cooperate with representatives of the COMPANY making any such inspection.

13.    ASSIGNMENT

        This Agreement and the rights, privileges, duties, and obligations herein set forth shall not be assignable by either party hereto without the prior written permission of the other; provided, both parties may perform duties and satisfy obligations hereunder through subsidiary or parent corporations, divisions, or other affiliates; and provided further, that such rights, privileges, duties, and obligations, or any portion thereof, may be assigned and assumed by a divested or acquired business organization, which may or may not currently be an affiliate of either party hereto as of this date, which has a net worth equal to or greater than Fifty Million Dollars ($50,000,000) at time of assignment.

14.    TERMS AND RENEWAL OF AGREEMENT

        A.    DEVELOPMENT RIGHTS

        The initial term of this Agreement shall be ten (10) years, commencing on the date of this Agreement. During the term hereof, MARRIOTT shall have the sole and exclusive right to develop STORES and operate STORES and CARTS at the SITES set forth in this Agreement in accordance with the terms and conditions of this Agreement. Provided MARRIOTT has not been in default under this Agreement beyond the applicable cure period, and further provided MARRIOTT continuously has open the minimum number of STORES as required in this Agreement, then this Agreement shall automatically be renewed for a term of five (5) years unless MARRIOTT gives written notice of its intent to terminate to the COMPANY at least one hundred eighty (180) days in advance of the expiration of the term. Thereafter, this Agreement shall again be automatically renewed for an additional five (5) year term on the same conditions as required for the first renewal term. If at any time during the initial or any renewal term hereof MARRIOTT fails to develop, abandons, surrenders, transfers control of, or fails to actively operate the minimum number of STORES and CARTS as required under this Agreement, then the COMPANY shall have the right to declare a termination of MARRIOTT's development rights hereunder and MARRIOTT shall have thirty (30) days upon receipt of the COMPANY's notice of termination to correct the deficiency set forth in the notice; in the event MARRIOTT then fails to comply with its minimum development requirements for STORES and CARTS, MARRIOTT's exclusive rights to develop STORES and CARTS shall then end, regardless of the duration of any term or renewal term set forth above.

        B.    TERM FOR EACH STORE    The term of this Agreement with respect to each STORE shall be ten (10) years and shall be automatically extended by two (2) successive terms of five (5) years each provided MARRIOTT has not (i) been in default under this Agreement beyond the applicable cure period, and (ii) given the COMPANY written notice of its intent to terminate at least one hundred eighty (180) days in advance of the termination date of the then current term. Notwithstanding expiration of the initial term or any renewal term, any STORE developed under this Agreement shall continue to operate pursuant to the terms and conditions of this Agreement for a period up to fifteen (15) years beyond the expiration of the term or renewal term of this Agreement or until the expiration of the then-current term, including renewals, of the occupancy contract (lease, concession agreement, or other) for the SITE for such STORE, whichever occurs first.

15.    TERMINATION OF THIS AGREEMENT

        A.    BY MARRIOTT

        If MARRIOTT is in substantial compliance with this Agreement and the COMPANY substantially breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof is delivered to the COMPANY, or such longer period of time as may be reasonably necessary to cure such default provided such cure is promptly and diligently sought and undertaken by the COMPANY, MARRIOTT may terminate this Agreement. Such termination shall be effective ten (10) days after delivery to the COMPANY of notice that such breach has not been cured and MARRIOTT elects to terminate this Agreement. A termination of this Agreement by MARRIOTT for any reason other than a substantial breach of a material provision of this Agreement by the COMPANY, and the COMPANY's failure to cure such breach within thirty (30) days after receipt of written notice thereof, shall be deemed a termination by MARRIOTT without cause.

        MARRIOTT shall have the right to declare a material breach of this Agreement in the event (a) it is determined by an independent laboratory which has an excellent national or regional reputation that "TCBY" brand frozen yogurt mix offered for sale to MARRIOTT by the COMPANY (or an affiliate of the COMPANY) is materially different from such frozen yogurt mix sold to COMPANY-owned retail outlets and subsequently processed and offered to retail customers of COMPANY-owned stores or such mix as is sold by the COMPANY (or an affiliate of the COMPANY) to franchisees of the COMPANY, or (b) it is determined and substantiated that the COMPANY (or an affiliate of the COMPANY) has at any time materially failed to offer and continuously sell "TCBY" brand frozen yogurt mix or other "TCBY" brand novelty items (to the extent such are offered to any franchisee of the COMPANY) to MARRIOTT at a price the same as or equivalent to the lowest F.O.B. plant selling price contemporaneously offered to other purchasers of frozen yogurt mix who are not affiliates of the COMPANY (for purposes of this paragraph, a material failure shall mean purchases in excess of 100 cases per shipment which are for TCBY brand frozen yogurt mix to be used in normal and customary STORE operations). To the extent the COMPANY shall have made or caused to have been made sales of "TCBY" brand frozen yogurt mix at prices below those sold to MARRIOTT, then in addition to its remedies hereunder MARRIOTT shall be entitled to a refund of the difference it paid and the lower price charged for such products.

        B.    BY THE COMPANY

        The COMPANY shall have the right to terminate this Agreement by delivering a notice to MARRIOTT stating that the COMPANY elects to terminate this Agreement as a result of any of the breaches set forth below. Such termination shall be effective upon delivery of such notice of termination or, if applicable, upon failure to cure (to the COMPANY's satisfaction) any such breach by the expiration of any period of time within which such breach may be cured in accordance with the provision set forth below. The parties hereto agree that it shall be a material breach of this Agreement if MARRIOTT and/or any STORE:

  (1)
  fails to open the STORES for business as provided in this Agreement (subject to subsection C, below) or fails to satisfactorily complete the training program as provided in this Agreement;

  (2)
  abandons, surrenders, or fails to actively operate the STORES (subject to subsection C, below);

  (3)
  is convicted of or pleads no contest to a felony or is convicted of or pleads no contest to any crime or offense related to the STORES that may adversely affect the reputation of the STORES or the goodwill associated with the Marks or breaches of this Agreement;

  (4)
  fails to attend any supplemental or refresher training programs as required by the COMPANY;

  (5)
  makes an unauthorized assignment or transfer of this Agreement or any STORE;

  (6)
  makes any unauthorized use of the Marks or unauthorized use or disclosure of the Know-How or Operating Manual;

  (7)
  fails to timely pay amounts due for purchases from the COMPANY or its affiliates or other payments due to the COMPANY or its affiliates;

  (8)
  fails to comply with any other material provision of this Agreement or any mandatory specification, standard or operating procedure prescribed by the COMPANY;

  (9)
  fails on three (3) or more separate occasions within any twelve (12) consecutive month period (a) to submit when due financial reports, (b) to pay when due amounts due for purchases from the COMPANY or its affiliates or other payments due to the COMPANY, or (c) otherwise to comply with this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to MARRIOTT.

        MARRIOTT shall have the right to cure a breach under this Agreement within thirty (30) days after delivery of the COMPANY's notice of termination or such longer period of time as may be reasonably necessary to cure such default provided such cure is promptly and diligently sought and undertaken by MARRIOTT.

        C.    MARRIOTT'S RIGHT TO CLOSE STORES/CONDITIONS

        At any time during the term of this Agreement, MARRIOTT shall have the right to close any STORE for any good and valid business reason. Such act may affect MARRIOTT's exclusive rights with respect to minimum development and operational obligations in relation thereto (as set forth in Section 2 hereof), but such closing shall not affect the term or any renewal term of this Agreement or the other STORES operated pursuant to this Agreement. With respect to each or any such closed STORE, however, the parties shall be bound by the provisions of Section 16, below. In the event MARRIOTT, during the term hereof or any renewal term hereof, ever fails to have a minimum of ten (10) STORES open and operating following the first anniversary of this Agreement, then MARRIOTT's rights to develop additional STORES pursuant to the terms and conditions of this Agreement shall end. In the event any STORE is closed during the term hereof, then the next succeeding STORE to be opened by MARRIOTT shall, to the extent practicable, use the signage and equipment of the closed STORE, it being the intent of the parties to avoid equipment and signage costs in such event.

16.    RIGHTS OF THE COMPANY AND OBLIGATIONS OF MARRIOTT UPON TERMINATION OR EXPIRATION OF THIS AGREEMENT

        A.    PAYMENT OF AMOUNTS OWED TO THE COMPANY    MARRIOTT agrees to pay to the COMPANY within thirty (30) days after the effective date of termination or expiration (without renewal) of this Agreement such amounts owed for products purchased by MARRIOTT from the COMPANY or its affiliates, interest due the COMPANY on any of the foregoing and all other amounts owed to the COMPANY and its affiliates which are then unpaid. MARRIOTT shall contemporaneously with such payment furnish a complete accounting of all such amounts owed to the COMPANY and its affiliates.

        B.    DISCONTINUANCE OF USE OF MARKS AND DISTINCTIVE DESIGNS    MARRIOTT agrees that after the termination or expiration (without renewal) of this Agreement, it will not directly or indirectly at any time or in any manner identify the STORES or any other store or restaurant as a current or former "TCBY" store, or identify itself as associated with the COMPANY, or use any of the Marks, any colorable imitation thereof or other indicia of a "TCBY" store in any manner or for any purpose, or utilize for any purpose any trade name, trademark, service mark or other commercial symbol that suggests or indicates a connection or association with the COMPANY. MARRIOTT shall promptly remove from its place of business, and discontinue using for any purpose, any and all signs, fixtures, furniture, posters, furnishings, equipment, menus, advertising materials, stationery supplies, forms and other articles which display any of the Marks or any distinctive features or designs associated with "TCBY" stores.

        Furthermore, MARRIOTT shall, at its expense, immediately make such modifications or alterations as may be necessary to distinguish the former STORES so clearly from its former appearance and from other "TCBY" stores as to prevent any likelihood of confusion therewith by the public (including, without limitation, removal of all distinctive physical features identifying "TCBY" stores and removal of all distinctive signs and emblems).

        MARRIOTT further agrees that upon termination or expiration (without renewal) of this Agreement, it will promptly:

  (1)
  take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to its use of any of the Marks;

  (2)
  to the extent telephone numbers may exist for a STORE or the STORES, notify the telephone company and all listing agencies of the termination or expiration of MARRIOTT's right to use any telephone number and any regular, classified or other telephone directory listings associated with the Marks;

  (3)
  furnish to the COMPANY within thirty (30) days after the effective date of termination or expiration evidence satisfactory to the COMPANY of MARRIOTT's compliance with the foregoing obligations.

        C.    CONFIDENTIAL INFORMATION    MARRIOTT agrees that upon termination or expiration (without renewal) of this Agreement, it will immediately cease to use in any business or otherwise the Confidential Information of the COMPANY disclosed to MARRIOTT pursuant to this Agreement and return to the COMPANY all copies of the operating Manual for "TCBY" stores which have been loaned to him by the COMPANY.

        D.    COVENANT NOT TO COMPETE    If prior to its expiration this Agreement is terminated by the COMPANY in accordance with the provisions of this Agreement or by MARRIOTT, then MARRIOTT agrees that for a period of sixteen (16) months, commencing on the effective date of termination, or the date on which MARRIOTT ceases to conduct the business conducted at a STORE pursuant to this Agreement, whichever is later, MARRIOTT will not have any interest as an owner, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in (a) any frozen yogurt store or (b) any ice cream restaurant or store serving soft-serve frozen yogurt at the terminated STORE SITE. This covenant shall apply severally to each STORE SITE whenever MARRIOTT's rights to operate a STORE at that SITE terminate.

        E.    CONTINUING OBLIGATIONS    All obligations of the COMPANY and MARRIOTT which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied or by their nature expire.

17.    ENFORCEMENT

        A.    SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS    Except as expressly provided to the contrary herein, each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which the COMPANY is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if MARRIOTT is a party thereto, otherwise upon MARRIOTT's receipt of a notice of non-enforcement thereof from the COMPANY.

        If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard or operating procedure prescribed by the COMPANY is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and the COMPANY shall have the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to be valid and enforceable. MARRIOTT and the COMPANY agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, or any specification, standard or operating procedure prescribed by the COMPANY, any portion or portions which a court may hold to be unenforceable in a final decision to which the COMPANY is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order. Such modifications to this Agreement shall be effective only in such jurisdiction, unless the COMPANY elects to give them greater applicability, and this Agreement shall be enforced as originally made and entered into in all other jurisdictions.

        B.    WAIVER OF OBLIGATIONS    The COMPANY may by written instrument unilaterally waive or reduce any obligation of or restriction upon MARRIOTT under this Agreement, and MARRIOTT may by written instrument unilaterally waive or reduce any obligation of or restriction upon the COMPANY under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Whenever this Agreement requires the COMPANY's prior approval or consent, MARRIOTT shall make a timely written request therefor, and such approval shall be obtained in writing and shall not be unreasonably withheld or delayed.

        Except as expressly set forth herein, the COMPANY makes no warranties or guaranties upon which MARRIOTT may rely, and assumes no liability or obligation to MARRIOTT, by granting any waiver, approval or consent to MARRIOTT, or by reason of any neglect, delay or denial of any request therefor. Any waiver granted by the COMPANY shall be without prejudice to any other rights the COMPANY may have, will be subject to continuing review by the COMPANY, and may be revoked, in the COMPANY's sole discretion, at any time and for any reason, effective upon delivery to MARRIOTT of ten (10) days' prior written notice.

        The COMPANY and MARRIOTT shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every material term, condition and covenant herein, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal or neglect of the COMPANY or MARRIOTT to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, including, without limitation, any mandatory specification, standard or operating procedure; any waiver, forbearance, delay, failure or omission by the COMPANY to exercise any right, power or option, whether of the same, similar or different nature, with respect to other "TCBY" stores, or the acceptance by the COMPANY of any payments due from MARRIOTT after any breach of this Agreement.

        Neither the COMPANY nor MARRIOTT shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from: (1) transportation shortages, inadequate supply of labor, material or energy, or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any federal, state or municipal government or any department or agency thereof; (2) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state, or municipal government or any department or agency thereof; (3) acts of God; (4) acts or omissions of the other party; (5) fires, strikes, embargoes, war, or riot; or (6) any other similar event or cause beyond the reasonable control of the party failing to perform. Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

        C.    RIGHTS OF PARTIES ARE CUMULATIVE    The rights of the COMPANY and MARRIOTT hereunder are cumulative and no exercise or enforcement by the COMPANY or MARRIOTT of any right or remedy hereunder shall preclude the exercise or enforcement by the COMPANY or MARRIOTT of any other right or remedy hereunder or which the COMPANY or MARRIOTT is entitled by law to enforce.

        D.    COSTS AND ATTORNEYS' FEES    If a material claim for amounts owed by MARRIOTT to the COMPANY or any of its affiliates or by the COMPANY to MARRIOTT or any of its affiliates is asserted in any legal proceeding before a court of competent jurisdiction or arbitrator, or if the COMPANY or MARRIOTT is required to enforce this Agreement in a judicial or arbitration proceeding, the party prevailing in such proceeding shall be entitled to reimbursement of its costs and expenses, incurred in connection therewith, including reasonable accounting and legal fees.

        E.    GOVERNING LAW    To the extent not inconsistent with applicable law, this Agreement shall be governed by the substantive laws (and expressly excluding the choice of law) of the State of New York.

        F.    BINDING EFFECT    This Agreement is binding upon the parties hereto and their respective assigns and successors in interest, and shall not be modified except by written agreement signed by both MARRIOTT and the COMPANY.

        G.    CONSTRUCTION    The preambles to this Agreement, and the Exhibits and any Amendment executed by the parties and attached hereto, are a part of this Agreement, which constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between the COMPANY and MARRIOTT relating to the subject matter of this Agreement.

        Except as otherwise expressly provided herein, nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto.

        The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

        This Agreement shall be executed in multiple copies, each of which shall be deemed an original.

        Time is of the essence of this Agreement.

18.    NOTICES AND PAYMENTS    All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Operating Manual shall be deemed so delivered at the time delivered by hand, one (1) business day after sending by telegraph or comparable electronic system, one (1) business day after sending by a reputable private overnight courier service, or three (3) business days after placed in the U.S. mail by Registered or certified Mail, Return Receipt Requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified. Reports required to be delivered hereunder shall be delivered by U.S. mail.

        All payments and reports required by this Agreement shall be directed to the COMPANY at the address notified to MARRIOTT from time to time, or to such other persons and places as the COMPANY may direct from time to time. Any required payment or reports not actually received by the COMPANY during regular business hours on the date due or properly placed in the U.S. mail and postmarked by postal authorities at least two (2) business days prior thereto, shall be deemed delinquent.

        IN WITNESS WHEREOF the parties hereto have executed, sealed and delivered this Agreement in counterparts as of the date first above written.

Attest:	MARRIOTT CORPORATION
/s/ SHIRLEY J. TOMAS Secretary	By:	/s/ CHARLES (ILLEGIBLE) (Signature)
(S E A L)	Title:	Vice President (Type or Print)
Attest:	TCBY ENTERPRISES, INC.
/s/ BETTE CLAY Secretary	By:	/s/ WILLIAM P. CREASMAN (Signature)
(S E A L)	Title:	Senior Vice President (Type or Print)
Attest:	TCBY SYSTEMS, INC.
/s/ BETTE CLAY Secretary	By:	/s/ WILLIAM P. CREASMAN (Signature)
(S E A L)	Title:	Senior Vice President (Type or Print)

EXHIBIT A

ENPLANED PASSENGER REPORT

HOST BRANCH(ES)		AIRPORT	AIRPORT COUNT
789		Anchorage	1
852/752		Baltimore/Washington	2
710		Billings	3
612/782	Boston	—EAL	4
611/754		—So. Term.	4
716		Bradley	5
709		Burbank	6
770/787		Cleveland	7
786		Columbus	8
785		Detroit	9
783		Dulles	10
772		Grand Rapids	11
773		Greensboro	12
751	Hawaii.	—Hilo	13
756		—Honolulu	l4
774		—Kone	15
775		—Lihue	16
625/753		—Maui	17
776		Indianapolis	18
713		Kansas City	19
777		Las Vegas	20
744/745		Los Angeles	21
721		Louisville	22
704		Lubbock	23
807/784		Minneapolis	24
757	Newark	—A & B	25
711	New York	—JFK - BA	26
739		—JFK - EAL	26
758		—JFK - IAB	26
736		—JFK - DAL	26
760		—JFK - PAA	26
635/755		—JFK - UAL	26
TOTAL JFK			26
759		—LGA - CON	27
738		—LGA - DELTA	27
TOTAL LGA			27
636/779		Ontario	28
628/765		Phoenix	29
702		Pittsburgh	30
701		Portland, ME	31
768		Reno	32
643/783		Sacramento	33
746		St. Louis	34
781		Salt lake City	35
650/750		San Diego	36
780		San Francisco	37
795		San Jose	38
88H		Savannah	39
847/747		Sea-Tac	40
840/790		Tampa	41
703		Toledo	42
		Jacksonville	43
		Orlando	44
	TOTAL

EXHIBIT B

TRAVEL PLAZAS BY MARRIOTT

1989 ANNUAL STRATEGY REVIEW

TRAVEL PLAZA STRATEGY

MARKET OVERVIEW

		Marriott
	Total	Operated	Controlled	McDonald's	Hardee's	Wendy's	Gladieux	Arbys
New York Thruway	26	25	25	1
Pennsylvania Turnpike	22	16	16	3	2			1
Ohio Turnpike	16	4	12	4	4		4
New Jersey Turnpike	13	13	13
Connecticut Turnpike	10			10
Indiana Turnpike	10	4	4		4			2
Massachusetts T'pike	9	9	9
Garden State Parkway	8	6	6	2
Florida Turnpike	8	8	8
Illinois Tollway	7	2	2	3		2
Maine Turnpike	6	6	6
Kansas Turnpike	5				5
West Virginia Turnpike	3	3	3
JFK Memorial Highway	2	2	2
Delaware Turnpike	1	1	1
Atlantic City Expwy.	1	1	1
Oklahoma Turnpike	10			10

	157	100	108	33	15	2	4	3
		64%	69%	21%	10%	1%	2%	2%

        Exempt from this Agreement are the Turnpikes in the states of Oklahoma and Kansas.

EXHIBIT C

CONNECTICUT

  Norwalk (see map)
  Guilford and Madison (see map)
  Branford (see map)

DELAWARE

  Central Delaware from Leipsic in North to Seaford in South

ILLINOIS

  Orland Park
  Evergreen Park
  Cicero
  Lombard
  Oak Park
  Dekalb/Sycamore
  Chicago
  Lake Michigan area
  Fox Lake
  Wauconda/Island Lake
  Lindenhurst/Grayslake

INDIANA

  Marion County
  Morgan County
  Hendricks County
  Boone County
  Hamilton County
  Hancock County
  Shelby County
  Rush County
  Johnson County
  Fayette County
  Union County
  Wayne County
  Henry County
  Putnam County
  Bartholomew County
  Decatur County
  Monroe County
  Brown County
  Vigo County
  Montgomery County
  Grant County
  Madison County
  Delaware County
  Clay County
  Parke County

MARYLAND

  Central Maryland from Highway 301 in North to Highway 16 and 392 in South

NORTH CAROLINA

  Mecklingburg County
  Charlotte
  Orange County
  Durham County
  Forsythe County
  Charlotte
  Buncombe County
  Gaston County
  Alamance County
  Randolph County
  Durham/Research Triangle Park
  Winston Salem
  Granville
  Chathom
  Lee
  Harnett
  Hoke
  Robeson
  Hendersonville
  Boone
  Salisbury/Kannapolis
  Shelby
  Hickory

NEBRASKA

  Lincoln
  Omaha

OHIO

  Montgomery County
  Green County (except Xenia)
  Springfield
  Middletown
  Columbus
  Athens
  Athens County (Ohio University)
  Willonghby Hills
  Cleveland (Downtown)
  Mentor
  Fairview
  Chagrin Falls
  Cleveland (University Circle)
  Richmond Heights
  Lake County
  Cuyahoga County
  Geauga County
  Northwest Corner of Ohio (excluding Defiance)

RHODE ISLAND

  Entire state

SOUTH CAROLINA

  Oconee County
  Greenville County
  Anderson County
  York County
  Spartanburg County
  Lancaster
  Fairfield
  Salada
  Edgefield
  Greenwood

TENNESSEE

  Franklin
  Murfreesboro
  Hermitage
  Nashville
  Donelson
  Hermitage Hills
  Hickory Hollow
  Brentwood
  Bellevue
  Mount Juliet

TEXAS

  Austin
  San Marcos

VIRGINIA

  Chesapeake
  Norfolk (see map)
  Virginia Beach (see map)
  Portsmouth (Churchland section)
  Portsmouth (see map)
  Suffolk
  Chesapeake (see map)

Provinces of Ontario and Quebec in Canada

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MARRIOTT-TCBY JOINT VENTURE AGREEMENT